Exhibit 99.2

Gap Inc. Announces Leadership Transition at Old Navy
SAN FRANCISCO, Calif., August 27, 2026 — Gap Inc. (NYSE: GAP) today announced the appointment of Michael Francis as President and Chief Executive Officer of Old Navy, effective November 2, 2026. Francis will succeed Haio Barbeito, who will transition from his operating role into an advisory capacity.
Francis joined Gap Inc. in March 2026 as Chief Customer Officer, Old Navy, and Head of Marketing Shared Services. An award-winning C-suite executive, entrepreneur, and strategic advisor, Francis has launched and scaled dozens of brands for global companies, designers, and cultural icons. His leadership experience spans over four decades of commercial, marketing and business transformation leadership across the leading U.S. consumer brands and retailers.
As strategic advisor to Walmart’s c-suite and board for a decade, Francis supported the world’s largest retailer in growing nearly $200 billion in revenue through its evolution into an omni-channel, e-commerce, membership and advertising business. This followed meaningful marketing and operating roles at DreamWorks Animation and JCPenney, led by a 26-year career at Target, where he served as EVP and Chief Marketing Officer for over a decade. He also previously consulted with Gap Inc. as part of broader portfolio engagement work.
Beginning his career on the retail sales floor, Francis built a leadership philosophy grounded in the belief that exceptional customer experiences start at the frontline. Throughout his career, Francis has combined deep consumer insight, strategic and operational rigor, and creative vision to drive growth, commercial resiliency, brand relevance, and customer loyalty.
“Old Navy is poised for its next chapter of growth, and Michael is uniquely equipped to step into this operating role," said Richard Dickson, President and Chief Executive Officer of Gap Inc. “Michael is one of the most respected commercial, brand and customer leaders in retail. His experience building iconic brands, cultivating customer connections, and driving transformation at scale will help Old Navy strengthen its relevance, accelerate growth, and deliver even greater value for customers."
In his new role, Francis and the Old Navy team will continue to build upon the transformation already underway. His focus will include strengthening the brand's storytelling across commercial and marketing channels, enhancing the omni-channel customer experience, elevating in-store experiences, and deepening Old Navy's connection with the families it serves.
"Old Navy is an iconic American brand with a unique place in the lives of millions of customers," said Michael Francis. "I am honored to lead this incredible team and excited by the opportunities ahead. Together, we will continue to sharpen our customer focus, strengthen the

Exhibit 99.2
brand's cultural relevance, enhance the customer experience across every touchpoint, and build on the momentum already underway."
Dickson added, “I want to thank Haio for his leadership in strengthening Old Navy’s foundation, scaling our strategic categories and positioning the business for its next phase of growth. Since the beginning of our transformation, Old Navy has grown its annual revenue by nearly half a billion dollars, further reinforcing its position as the #1 specialty apparel brand and retailer in the U.S. We are grateful for Haio’s partnership and counsel as we focus on a seamless transition of leadership."
Barbeito said, “Leading Old Navy has been one of the great privileges of my career. I am incredibly proud of what the team has accomplished and confident in the brand's future. I look forward to supporting Michael and the broader Gap Inc. leadership team in an advisory role as Old Navy continues to advance its strategy and unlock its full potential."
About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories and lifestyle products for men, women and children worldwide through company-operated and franchise stores and e-commerce sites. Through Encore, its cross-brand membership program, Gap Inc. connects members across its portfolio to rewards, benefits and exclusive experiences. Since 1969, Gap Inc. has created products and experiences that shape culture while doing right by employees, communities and the planet. For more information, please visit www.gapinc.com.